Exhibit (h)(57) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K
FUND AGREEMENT

This Agreement dated as of April 21, 2009 is made by and between Nationwide Financial Services, Inc., on behalf of its subsidiaries listed on Exhibit A (collectively, “Nationwide”), and Unified Financial Securities, Inc.  (the “Company") which serves as distributor to the mutual funds (the “Funds”) listed on Exhibit B.

RECITALS

WHEREAS, Nationwide provides administrative and/or record keeping services (listed on Exhibit C) to various retirement plans which meet the definition of retirement plans under Sections 401, 403 and 457 of the Internal Revenue Code (the “Code”) as well as other employer-sponsored retirement or investment plans (collectively, “Plans”) and Nationwide further provides operational support in connection with the offering and maintenance of the Plans; and

WHEREAS, Nationwide and the Company may mutually desire the inclusion of the Funds as investment options in group annuity contracts issued through separate accounts (collectively, “Separate Accounts”), including the current and any future Separate Accounts offered by Nationwide as funding vehicles to Plans; and/or

WHEREAS, Nationwide and the Company may mutually desire the inclusion of the Funds as investment options in Trust/Custodial Accounts offered by Nationwide as funding vehicles to the Plans; and

WHEREAS, the Plans allow for the allocation of net amounts received by Nationwide to the Funds for investment in shares of the Funds, as well as withdrawal from the Funds; and

WHEREAS, the selection of investment options with respect to any Fund is made by the Plan, the Plan’s selected fiduciary or the plan participants and such Plan,

WHEREAS, Plan’s selected fiduciary or plan participants may reallocate their investments among the investment options in accordance with the terms of the Plan; and

NOW THEREFORE, Nationwide and the Company, in consideration of the undertaking described herein, agree that the Funds will be available as investment options in the Plans, subject to the following:

REPRESENTATIONS

REPRESENTATIONS BY NATIONWIDE

Nationwide Financial Services, Inc. represents that it is a holding company duly organized and in good standing under applicable state and federal law.  Nationwide represents that its subsidiaries have been duly organized and are in good standing under applicable state and federal law and with applicable regulatory bodies.

Nationwide represents that its life insurance company subsidiaries have validly established all separate accounts under applicable state law. Nationwide represents that the Separate Accounts are either properly registered under federal law or are otherwise exempt from registration under the Investment Company Act of 1940, as amended (the “1940 Act”) pursuant to Section 3(c)(11) and the group annuity contracts are exempt from registration pursuant to Section 3(a)(2) of the Securities Act of 1933 (the “1933 Act”). Nationwide represents that it will seek to have the group annuity contracts approved by state insurance authorities in jurisdictions where those contracts will be offered.

Nationwide represents that the group annuity contracts are designed to be treated as annuity contracts under the appropriate provisions of the Code.  Nationwide shall make every effort to maintain such treatment, and will promptly notify the Company upon having a reasonable basis for believing that such group annuity contracts have ceased to be so treated or that they might not be so treated in the future.

Nationwide represents that it has policies and procedures in effect with respect to the processing and transmission of orders to purchase and redeem Fund Shares reasonably designed to monitor and prevent orders received after the close of trading, generally 4:00 p.m. Eastern Time) on the New York Stock Exchange (“Close of Trading”), on any Business Day from being aggregated and communicated to the Funds with orders received before Close of Trading (consistent with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder).

Nationwide has policies and procedures in effect to detect and deter short-term or disruptive trading practices.  Nationwide’s policies and procedures include, but are not limited to: monitoring participant trading activity, imposing trade restrictions and enforcing redemption fees imposed by the Funds (if applicable).  Company acknowledges that Nationwide shall apply its own trade monitoring and restriction policies and procedures to trading of Fund shares hereunder which may differ from the criteria set forth in the Fund’s Prospectus and Statement of Additional Information (SAI).  Nothing herein shall be deemed a waiver of the rights of the Funds under that certain 22c-2 Shareholder Information Agreement between Company, on behalf of the Funds and Nationwide.  In the event of a conflict of the substantive matters governed by the 22c-2 Agreement and this agreement, the 22c-2 agreement shall govern.

Nationwide represents that it will conduct its activities hereunder in conformity with all applicable federal and state laws and regulations.

REPRESENTATIONS BY THE COMPANY

If the Funds are not a party to this Agreement, then the Company makes the following representations on behalf of the Funds.

Each Fund represents that it is duly organized and validly existing under applicable state law.  Each Fund represents that its shares are duly authorized for issuance in accordance with applicable law, that the Fund is registered as an open-end management investment company under the 1940 Act, and the Fund will maintain its registration as an investment company under the 1940 Act.

Each Fund shall take all such actions as are necessary to permit the sale of its shares to the Plans, including registering its shares sold under the terms of this Agreement, as required, under the 1933 Act.  Each Fund will amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.  Each Fund will register and qualify its shares for sale in all states and Company will promptly notify Nationwide if any shares are not qualified in a particular state.

Each Fund represents that it is currently qualified as a regulated investment company under Subchapter M of the Code, and that it shall make every effort to maintain such qualification.  Each Fund shall promptly notify Nationwide upon having a reasonable basis for believing that it has ceased to so qualify, or that it may not qualify as such in the future.

The Funds have policies and procedures in effect designed to deter frequent purchases and redemptions. These polices are disclosed in the Funds’ prospectuses and such policies, as disclosed, will be uniformly and consistently applied to all shareholders, unless otherwise disclosed in each Fund’s prospectus.

The Company, as the distributor of the Funds represents that it (i) is registered as a broker-dealer under the Securities and Exchange Act of 1934, as amended (the “1934 Act”) and will remain duly registered under all applicable federal and state securities laws, (ii) is a member in good standing of the Financial Industry Regulation Authority (“FINRA”), (iii) serves as principal underwriter/distributor of the Funds, and (iv)  will perform its obligations for each Fund in accordance with any applicable state and federal securities laws.

TRADING

Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees to act, as a limited agent of the Company for the sole purpose of receiving instructions from duly authorized parties for the purchase and redemption of Fund shares prior to the close of regular trading each Business Day.  A "Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value as set forth in the Fund’s most recent prospectus and Statement of Additional Information.  Except as particularly stated in this paragraph, Nationwide shall have no authority to act on behalf of the Company or to incur any cost or liability on its behalf.  Both parties agree to follow any written guidelines or standards relating to the sale or distribution of the shares as may be provided in the provisions outlined in Exhibit D, as well as to follow any applicable federal and/or state securities laws, rules or regulations, so long as such written guidelines are consistent with each Fund’s prospectus, except as it applies to trade monitoring and restriction policies.

VOTING

For so long as and to the extent that pass-through voting privileges exist for the Separate Accounts, Nationwide shall distribute all proxy material furnished by the Company (provided that such material is received by Nationwide or its designated agent at least 10 Business Days prior to the date scheduled for mailing to the Plan or its selected fiduciary or authorized representative) and shall vote Fund shares in accordance with instructions received from the Plan, the Plan’s selected fiduciary or its authorized representative on behalf of participants who have interests in such Fund shares. Nationwide shall vote the Fund shares for which no instructions have been received in the same proportion as Fund shares for which said instructions have been received from the Plan, the Plan’s selected fiduciary or authorized representative, provided that such proportional voting is not prohibited by a Plan’s trust or qualified retirement plan document, if applicable.  Nationwide and its agents will in no way recommend an action in connection with or oppose or interfere with the solicitation of proxies in the Fund shares.

To the extent that pass-through voting is not required, Nationwide shall distribute all proxy material furnished by the Company for shares of Funds held in Trust/Custodial Accounts to the Plan, the Plan’s selected fiduciary or its authorized representative for voting instructions (provided that such material is received by Nationwide or its designated agent at least 10 Business Days prior to the date scheduled for mailing to the Plan, the Plan’s selected fiduciary or its authorized representative).

DOCUMENTS AND OTHER MATERIALS

DOCUMENTS PROVIDED BY NATIONWIDE

If Nationwide collects and retains information on the participant level, then Nationwide agrees to provide the Company, upon written request, any reports indicating the number of plan participants having interests in Fund shares offered in the Plans and such other information (including books and records) that the Company may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order.

DOCUMENTS PROVIDED BY THE COMPANY

Within five (5) Business Days after the end of each calendar month, the Company shall provide Nationwide, or its designee, a monthly statement of shareholder account information, which shall confirm all transactions made during that particular month and the outstanding share balance.

The Company shall provide Nationwide with a reasonable quantity (in light of the number of existing Plans or plan participants) of the Funds’ prospectuses, Statements of Additional Information and any supplements thereto, and other Fund issued documents as applicable.
EXPENSES

All expenses incident to the performance by Nationwide under this Agreement shall be paid by Nationwide. Likewise, all expenses incident to the performance by the Funds under this Agreement shall be paid by the Company and/or the Funds, as appropriate.

Nationwide is responsible for the expenses and the costs of having the group annuity contracts approved by state insurance authorities in the applicable jurisdictions.

The Company and/or the Funds are responsible for the expenses of the cost of registration of the Funds’ shares, the preparation of the Funds’ prospectuses, statements of additional information, proxy materials, reports and the preparation of other related statements and notices required by law (“Fund Materials”) for distribution in reasonable quantities except as otherwise mutually agreed upon by the parties to the Agreement.  Nationwide is responsible for distributing Fund prospectuses and other Fund issued documents as applicable to its existing Plans or such Plans’ authorized representatives.  The Company will pay the lesser of:

(a)	The cost to print individual Fund prospectuses and other Fund issued documents as applicable; or

(b)	The Company's portion of the total printing costs if Nationwide does not use individual prospectuses and other Fund issued documents as applicable, but reprints such documents in another format; or

(c)
The Company’s portion of the total reproduction costs if Nationwide does not use individual printed prospectuses and other Fund issued documents as applicable, but reproduces such documents in another allowable and appropriate medium (i.e., CD ROM or computer diskette) which is mutually agreed upon by both Nationwide and the Company and subject to reasonable costs.

PRIVACY AND CONFIDENTIALITY INFORMATION

Confidentiality Obligation. Each party shall hold the Confidential Information of the other party in strict confidence.  Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

Confidential Information.  For purposes of this Section and the next, “Confidential Information” means any data or information regarding proprietary information, information identified as Confidential, or information that a reasonable business person would understand to be confidential.  This includes, but is not limited to, the customer information of each party.

Customer Information.  For purposes of this Section, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement and each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act.  In the event Confidential Information includes Customer Information, the Customer Information clause controls.

Confidential Information does not include information that:  (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the receiving party (“Receiving Party”) or by no violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the disclosing party (“Disclosing Party”); (d) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement; (e) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; provided that the receiving party shall notify the disclosing party of such receipt and tender to it the defense of such demand; after such notice is provided, receiving party shall be entitled to comply with such subpoena or other process to the extent required by law; or, (f) the annual fees payable to Nationwide under this Agreement as set forth in Exhibit C.

Unauthorized Disclosure.  Receiving Party shall promptly notify the Disclosing Party, and provide the details, of any unauthorized possession or use of the Disclosing Party’s Confidential Information. The parties understand and agree, Receiving Party shall be liable, and there shall be no cap on liability, for damages arising out of breaches of confidentiality involving breaches of data that lead to the release or misuse of data pertaining to Disclosing Party (“Identified Breaches”).

Data Disposition.  Upon Disclosing Party’s written request, Receiving Party shall promptly return all documents and other media containing Confidential Information.  Any information that cannot feasibly be returned shall be purged, deleted or destroyed.  The Receiving Party shall have an obligation to safeguard all other information.

SECURITY

Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Confidential Information that (a) are at least equal to industry standards for such types of locations, (b) are in accordance with reasonable policies in these regards, and (c) provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Confidential Information under this Agreement. Without limiting the generality of the foregoing, each party will take all reasonable measures to secure and defend its location and equipment against “hackers” and others, both internal and external, who may seek, without authorization, to modify or access its Systems or the information found therein. Each party will periodically test its Systems for potential areas where security could be breached, and will report to the other party immediately any breaches of security or unauthorized access to its Systems that it detects or becomes aware of.  Each party will use diligent efforts to remedy such breach of security or unauthorized access in a timely manner.  Each party maintains the reasonable right to audit its data in the other party’s systems environment.

All Confidential Information must be stored in a physically and logically secure environment that protects it from unauthorized access, modification, theft, misuse and destruction.  In addition to the general standards set forth above, each party will maintain an adequate level of physical security controls over its facility including, but not limited to, appropriate alarm systems, fire suppression, and access controls (including off-hour controls) which may include visitor access procedures, security guard force, video surveillance, and staff egress searches.  Further, each party will maintain an adequate level of data security controls, including, but not limited to, logical access controls including user sign-on identification and authentication, data access controls (e.g., password protection of applications, data files and libraries), accountability tracking, anti-virus software, secured printers, restrict download to disk capability and provision for System backup.

ANTI-MONEY LAUNDERING

Nationwide agrees that companies listed in Exhibit A will comply with the USA PATRIOT Act as applicable and effective.  Further, the Company agrees that it will comply with the USA PATRIOT Act as applicable and effective.

DISCLOSURE

Each party may disclose that it has entered into this arrangement. Further, each party may disclose the annual fees payable to Nationwide under this Agreement as set forth in Exhibit C.

INDEMNIFICATION

Nationwide agrees to indemnify and hold harmless the Company and Funds, and its officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls the Company and/or Funds within the meaning of the 1940 Act  (collectively, the “Indemnified Parties” for purposes of this Section) against any losses, claims, expenses, damages, liabilities (including amounts paid in settlement thereof) and/or litigation expenses (including reasonable legal and other expenses)  (collectively the “Losses”), to which the Indemnified Parties may become subject to when such Losses result from a breach by Nationwide of a material provision of this Agreement.  Nationwide will reimburse any reasonable legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Nationwide shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, negligence, willful misfeasance or misconduct of the Company or Fund in performing its obligations under this Agreement.

The Company and Funds agree to indemnify and hold harmless Nationwide and its officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls Nationwide within the meaning of the Investment Company Act of 1940 (collectively, the “Indemnified Parties” for purposes of this Section) against any Losses, to which the Indemnified Parties may become subject to when such Losses result from a breach by the Company and/or Funds of a material provision of this Agreement.  The Company and/or Funds will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses.  The Company and Funds shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, negligence, willful misfeasance or misconduct of Nationwide in performing its obligations under this Agreement.

Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party, in writing, of the commencement thereof; but the failure to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section.  In the event that such an action is brought against any indemnified party, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

APPLICABLE LAW

This Agreement shall be construed in accordance with the laws of the State of Delaware.

This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts and the rules and regulations thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.

TERMINATION

This Agreement shall terminate with regard to the availability of shares of a Fund (if specified) or all of the Funds as underlying investment options:

(a)
automatically in the event of assignment (as such term is defined in the 1940 Act) of the Agreement, but only with respect to the 12b-1 fees paid under this Agreement, (ii) Company’s suspension or expulsion from FINRA or (iii) the non-approval of the group annuity contracts by its appropriated regulatory body.

(b)	at the option of Nationwide or the Company upon at least 60 days advance written notice to the other;

(c)
at any time upon the Company's election, if the Company determines that liquidation of the Funds is in the best interest of the Funds or their beneficial owners.  Reasonable advance notice of election to liquidate shall be provided to Nationwide in order to permit the substitution of Fund shares, if necessary, with shares of another investment company pursuant to applicable securities regulations;

(d)
at any time upon Nationwide’s election, in accordance with applicable securities regulations, to substitute such Fund shares with the shares of another investment company for the group annuity contracts and/or Trust/Custodial Accounts for which the Fund shares have been selected to serve as the underlying investment options.  Nationwide shall give reasonable notice to the Company of any proposal to substitute Fund shares;

(e)
at the option of Nationwide or the Company with 30 days advance written notice to the other, upon the institution of relevant formal proceedings against Nationwide or the Company or the Funds by FINRA, the IRS, the Department of Labor, the SEC, state insurance departments or any other regulatory body;

(f)
at the option of either party for cause immediately upon written notice to the other party upon a material breach of this Agreement if the breaching party does not cure the material breach within 30 days after receiving written notice of the material breach from the non-breaching party.

Notwithstanding any of the foregoing provisions of this section ("Termination"), this Agreement and all related agreements shall remain in force and in effect for so long as allocations to any or all of the Separate Accounts and/or Trust/Custodial Accounts remain invested in Fund shares.

NOTICE

Each notice or other communication required or permitted to be made or given by a party pursuant to this Agreement shall be given in writing and delivered by U.S. first class mail or overnight courier, in each case prepaid and addressed, to:

Nationwide Financial Services, Inc.
One Nationwide Plaza, 2-02-18
Columbus, Ohio 43215
Attention: AVP – NF Investment Offerings

Unified Financial Securities, Inc.
2960 North Meridian Street, Suite 300
Indianapolis, Indiana  46208
Attention:   Broker Dealer Services

Any party may change its address by notifying the other party(ies) in writing.  Notices will be deemed given upon dispatch.

ENTIRE AGREEMENT

This Agreement, together with all contemporaneous exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supercedes any and all prior discussions, representations, and understandings, whether written or oral, between the parties related to the subject of this Agreement.

ASSIGNMENT

Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of the other parties.

WAIVER OF AGREEMENT

No term or provision of this Agreement may be waived or modified unless done so in writing and signed by the party against whom such waiver or modification is sought to be enforced.  Either party’s failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

ENFORCEABILITY

If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

REMEDIES NOT EXCLUSIVE

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

TRADEMARKS

Except to the extent required by applicable law, no party shall use any other party's names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of the other party.  Notwithstanding the foregoing, Nationwide may identify the Funds in a listing of funds available as underlying investment options.

SURVIVABILITY

Sections “Representations,” “Privacy and Confidentiality Information,” “Security,”  “Indemnification,” and “Trademarks” hereof shall survive termination of this Agreement.  In addition, all provisions of this Agreement shall survive termination of this Agreement in the event that any Separate Accounts and/or Trust/Custodial Accounts are invested in a Fund at the time the termination becomes effective and shall survive for so long as such Separate Accounts and/or Trust/Custodial Accounts remain so invested.

NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

PARTNERSHIPS/JOINT VENTURES

Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

FORCE MAJEURE

No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

AMENDMENTS TO THIS AGREEMENT

This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.

NO THIRD PARTY BENEFICIARIES

Except as expressly set forth herein, no provisions of this Agreement are intended or shall be construed to provide or create any rights or benefits in any third party.

EXECUTION

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.  Except as particularly set forth herein, neither party assumes any responsibility hereunder and will not be liable to the other for any damages, loss of data, delay or any other loss whatsoever caused by events beyond its control.

This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NATIONWIDE FINANCIAL SERVICES, INC.

/s/ Karen R. Colvin
By:           Karen R. Colvin
Title:           AVP - NF Investment Offerings

UNIFIED FINANCIAL SECURITIES, INC.

/s/ Anna Maria Spurgin
By:  Anna Maria Spurgin
Title:  Assistant Vice President

EXHIBIT A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company

Other Subsidiaries

Nationwide Trust Company, FSB, a division of Nationwide Bank
Nationwide Investment Services Corporation
Nationwide Retirement Solutions, Inc., and subsidiaries and affiliates
Nationwide Life Insurance Company of America
Nationwide Life and Annuity Company of America
Nationwide Investment Advisors, LLC

Any other existing or future direct or indirect subsidiaries of Nationwide Financial  Services, Inc. issuing Separate Accounts, offering Trust/Custodial Accounts, or performing duties or obligations hereunder on behalf of Nationwide provided that such subsidiary is duly formed, validly existing and has all necessary licenses.

EXHIBIT B

Funds

All current and future funds available for sale through the distribution channel, including but not limited to any funds listed below.

FUNDS		SYMBOL	CUSIP

Huntington Dividend Capture Fund	A	HDCAX	443627660
Huntington Dividend Capture Fund	B	HDCBX	446327652
Huntington Growth Fund	A	HGWIX	446327884
Huntington Growth Fund	B	HUGBX	446327678
Huntington Income Equity Fund	A	HUINX	446327868
Huntington Income Equity Fund	B	HUIEX	446327710
Huntington International Equity Fund	A	HIEAX	446327637
Huntington International Equity Fund	B	HUIBX	446327629
Huntington Macro 100 Fund	A	HMALX	446327330
Huntington Macro 100 Fund	B	HMBNX	446327322
Huntington Mid Corp America Fund	A	HUMIX	446327561
Huntington Mid Corp America Fund	B	HMABX	446327553
Huntington New Economy Fund	A	HNEAX	446327595
Huntington New Economy Fund	B	HNEBX	446327587
Huntington Real Strategies Fund	A	HRSAX	446327298
Huntington Real Strategies Fund	B	HRBSX	446327280
Huntington Rotating Markets Fund	A	HRIAX	446327520
Huntington Rotating Markets Fund	B	HRIBX	446327264
Huntington Situs Fund	A	HSUAX	446327488
Huntington Situs Fund	B	HSUBX	446327470
FUNDS		SYMBOL	CUSIP

Huntington Technical Opportunities Fund	A	HTOAX	446327199
Huntington Technical Opportunities Fund	B	HTOBX	446327181
Huntington Fixed Income Securities Fund	A	HFIIX	446327777
Huntington Fixed Income Securities Fund	B	HFIBX	446327694
Huntington Intermediate Government Income Fund	A	HMGCX	446327454
Huntington Intermediate Government Income Fund	B	HGVBX	446327454
Huntington Mortgage Securities Fund	A	HUMSX	446327843
Huntington Mortgage Securities Fund	B	HMBGX	446327439
Huntington Ohio Tax-Free Fund	A	HOHFX	446327827
Huntington Ohio Tax-Free Fund	B	HOHBX	446327421
Huntington Short/Intermediate Fixed Income Secs Fund	A	HSIAX	446327413

EXHIBIT C

Services and Fees

Services Provided by Nationwide

Pursuant to the Agreement, Nationwide may perform administrative and shareholder services (“Services”) with respect to the Plans, including but not limited to, the following:

1.
Under some circumstances, maintaining separate records for each participant, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such participants and the Plan.  Nationwide will maintain a single master account with each Fund on behalf of each Plan and such account shall be in the name of Nationwide (or its designee) as record owner of shares owned by plan participants.

2.	Disbursing or crediting to Plans and plan participants all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.
Preparing and transmitting to each Plan, through its authorized representative, as required by law, periodic statements showing the total number of shares owned by participants as of the statement closing date, purchases and redemptions of Fund shares by the participants during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by a Plan.

4.	Supporting and responding to service inquiries from a Plan.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for each Plan.

6.	Generating written confirmations and quarterly statements to each Plan, through its authorized representative.

7.
Distributing to each Plan, through its authorized representative, to the extent required by applicable law, Funds’ prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

8.	Transmitting purchase and redemption orders to the Funds on behalf of the Plan.

Administrative Services and Fees

1.
In consideration for the Services (as described above) to be provided by Nationwide to the Plans pursuant to this Agreement, the Company will calculate and pay Nationwide a fee (“Service Fee”) at an annualized rate equal to the rates shown below of the average daily net assets of each Fund held by the Separate Accounts and/or the Trust/Custodial Accounts during the period in which they were earned (such fee is described below).

2.
The Service Fees will be paid to Nationwide as soon as practicable, but no later than 30 days after the end of the period in which they were earned.  The Service Fees will be paid on a quarterly or monthly basis.

3.
If participant-level information is gathered and retained by Nationwide and there is an arrangement to pay per-participant fees, then no later than 10 days after the end of the period in which Service Fees are earned, Nationwide will send a statement to the Company indicating the number of plan participants in the Plans, and the average account size of such accounts.  The average account size shall be calculated by dividing the average daily net assets, calculated as provided herein, by the number of plan participants in the Plans.

4.	Nationwide and the Company agree that the Service Fee described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory services.

5.
The parties agree that a Service Fee will be paid to Nationwide according to this Agreement with respect to each Fund as long as shares of such Fund are held by the Separate Accounts and/or the Trust/Custodial Accounts.  This provision will survive termination of this Agreement.

6.
The Company recognizes that Nationwide incurs certain expenses relating to offering Funds through Nationwide Trust Company, FSB, (a division of Nationwide Bank). If the Company has Funds participating through Nationwide Trust Company, FSB, the Company agrees to pay a $1,500 set up fee, per fund.  This fee does not apply to Funds participating in the Separate Accounts or the Custodial Accounts not offered through Nationwide Trust Company, FSB.  Nationwide will invoice the Company for this fee.

FUNDS                                                                           SERVICE FEES
50 bps
(25 bps admin fee, 25 bps 12b-1) for A and B Shares

EXHIBIT D

FUND/SERV PROCESSING PROCEDURES
AND
MANUAL PROCESSING PROCEDURES

The purchase, redemption and settlement of shares of a Fund (“Shares”) will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service (“DCCS”) Processing Procedures below and the rules and procedures of the SCC Division of the National Securities Clearing Corporation (“NSCC”) shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by Nationwide.  In the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the Investment Company Act of 1940 (the “1940 Act”) and Rule 22c-1 thereunder receipt by Nationwide of any Instructions from the Plan participant prior to the Close of Trade on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 4(c) of  the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by Nationwide that it has received proper authorization from each plan participant whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.

Fund/SERV-DCCS Processing Procedures

1.
On each business day that the New York Stock Exchange (the “Exchange”) is open for business on which the Funds determine their net asset values ("Business Day"), the Company shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from Nationwide electronically through Fund/SERV ("Instructions”) without supporting documentation from the plan participant.  On each Business Day, the Company shall accept for processing any Instructions from Nationwide and shall process such Instructions in a timely manner.

2.
Company shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC.  Company shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Company that would affect its duties and obligations pursuant to this Agreement.

3.	Confirmed trades and any other information provided by the Company to Nationwide through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4.
Trade information provided by Nationwide to the Company through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC.  All Instructions by Nationwide regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5.
For each Fund/SERV transaction, Nationwide shall provide the Funds and the Company with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which Nationwide hereby certifies is and shall remain true and correct.  Nationwide shall maintain documents required by the Funds to effect Fund/SERV transactions.  Nationwide certifies that all Instructions delivered to Company on any Business Day shall have been received by Nationwide from the plan participant by the close of trading (generally 4:00 p.m. Eastern Time (“ET”)) on the Exchange (the "Close of Trading") on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Company on the next Business Day.

Manual Processing Procedures

1.
On each Business Day, Nationwide may receive Instructions from the plan participant for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day.  Instructions in good order received by Nationwide prior to the close of trading on any given Business Day (generally, 4:00 p.m. ET (the “Trade Date”) and transmitted to the Company by no later than 9:30 a.m. ET the Business Day following the Trade Date (“Trade Date plus One” or “T+1”), will be executed at the NAV (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

2.
By no later than 6:00 p.m. ET on each Trade Date (“Price Communication Time”), the Company will use its best efforts to communicate to Nationwide via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Close of Trading on that Trade Date.

3.
As noted in Paragraph 1 above, by 9:30 a.m. ET on T+1 (“Instruction Cutoff Time”) and after Nationwide has processed all approved transactions, Nationwide will transmit to the Company via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to Nationwide and the Company, a report (the “Instruction Report”) detailing the Instructions that were received by Nationwide prior to the Funds’ daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

(a)
It is understood by the parties that all Instructions from the plan participant shall be received and processed by Nationwide in accordance with its standard transaction processing procedures.  Nationwide or its designees shall maintain records sufficient to identify the date and time of receipt of all plan participant transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, by appropriate governmental authorities.  Under no circumstances shall Nationwide change, alter or modify any Instructions received by it in good order.

(b)	Following the completion of the transmission of any Instructions by Nationwide to the Company by the Instruction Cutoff Time, Nationwide will verify that the Instruction was received by the Company.

(c)
In the event that an Instruction transmitted by Nationwide on any Business Day is not received by the Company by the Instruction Cutoff Time, due to mechanical difficulties or for any other reason beyond Nationwide’s reasonable control, such Instruction shall nonetheless be treated by the Company as if it had been received by the Instruction Cutoff Time, provided that Nationwide retransmits such Instruction by facsimile transmission to the Company and such Instruction is received by the Company’s financial control representative no later than 9:30 a.m. ET on T+1.  In addition, Nationwide will use its best efforts to place a phone call to a financial control representative of the Company prior to 12:00 p.m. noon ET on T+1 to advise the Company that a facsimile transmission concerning the Instruction is being sent.

(d)	With respect to all Instructions, the Company’s financial control representative will manually adjust a Fund’s records for the Trade Date to reflect any Instructions sent by Nationwide.

(e)
By no later than 4:00 p.m. on T+1, and based on the information transmitted to the Company pursuant to Paragraph 3(c) above, Nationwide will use its best efforts to verify that all Instructions provided to the Company on T+1 were accurately received and that the trades for each Account were accurately completed and Nationwide will use its best efforts to notify Company of any discrepancies.

4.
As set forth below, upon the timely receipt from Nationwide of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

(a)
Except as otherwise provided herein, all purchase and redemption transactions will settle on T+1.  Settlements will be through net Federal Wire transfers to an account designated by a Fund.  In the case of Instructions which constitute a net purchase order, settlement shall occur by Nationwide initiating a wire transfer by 1:00 p.m. ET on T+1 to the custodian for the Fund for receipt by the Funds’ custodian by no later than the Close of Business at the New York Federal Reserve Bank on T+1, causing the remittance of the requisite funds to the Company to cover such net purchase order.

In the case of Instructions which constitute a net redemption order, settlement shall occur by the Company causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire by 1:00 p.m. ET on T+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (ii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law.  Settlements shall be in U.S. dollars.

(b)
Nationwide (and its Separate Accounts and/or Trust/Custodial Accounts) shall be designated as record owner of each account (“Record Owner”) and Company shall provide Nationwide with all written confirmations required under federal and state securities laws.

(c)
On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions.  Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open.  The original T+1 Settlement Date will not apply.  Rather, for purposes of this Paragraph 4(c) only, the Settlement Date will be the date on which the Instruction settles.

(d)
Nationwide shall, upon receipt of any confirmation or statement concerning the accounts, verify the accuracy of the information contained therein against the information contained in Nationwide’s internal record-keeping system and shall promptly, advise the Company in writing of any discrepancies between such information.  The Company and Nationwide shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Adjustments

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit D herein:  (i) which is caused by the Funds or the Company, the Company shall make any adjustments on the Funds’ accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the plan participant and Nationwide, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by Nationwide, the Company shall make any adjustment on the Funds’ accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by Nationwide for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages.  In the event of any such adjustments on the Funds’ accounting system, Nationwide shall make the corresponding adjustments on its internal record-keeping system.  In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay.  All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.